SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 1, 2004
(Date of Report)
(Date of Earliest Event Reported)

iVillage Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-25469 (Commission File No.)	13-3845162 (IRS Employer Identification No.)

500 Seventh Avenue, New York, New York 10018 (Address of Principal Executive Offices, including Zip Code)

(212) 600-6000 (Registrant’s Telephone Number, Including Area Code)

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Item 5.      Other Events and Regulation FD Disclosure.

On July 2, 2004, iVillage Inc., or iVillage, issued a press release announcing that the underwriters of its previously reported public offering of common stock have exercised in full their over-allotment option to purchase an additional 1,650,000 shares of common stock from iVillage and certain of the selling stockholders at a price per share of $6.00. Exercise of the over-allotment option brings the total number of shares sold in the offering to 12,650,000 shares. The over-allotment option consists of 1,131,058 shares of common stock offered by iVillage, for gross proceeds of approximately $6.8 million, and 518,942 shares of common stock offered by certain of the selling stockholders identified in the prospectus supplement relating to the offering filed with the Securities and Exchange Commission, for gross proceeds of approximately $3.1 million.

iVillage estimates net proceeds to iVillage from the exercise of the over-allotment option to be approximately $6.4 million after deducting underwriting discounts and commissions. Net proceeds to the selling stockholders after deducting underwriting discounts and commissions are estimated to be approximately $2.9 million. The total estimated net proceeds to iVillage after deducting underwriting discounts and commissions and estimated costs of the offering are $64.8 million.

A copy of iVillage’s press release is attached as Exhibit 99.1 hereto and is incorporated by reference into this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVillage Inc. (Registrant)

Date: July 2, 2004	By:	/s/ Jeremy J. Wolk
Jeremy J. Wolk Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release, dated July 2, 2004, announcing the underwriter’s exercise of an over-allotment option.